PETROTEQ ANNOUNCES SETTLEMENT OF SEC INVESTIGATION

Sherman Oaks, California - June 14, 2022 - Petroteq Energy Inc. ("Petroteq" or the "Company") (TSXV:PQE; OTC PINK:PQEFF; FSE:PQCF), an oil company focused on the development and implementation of its proprietary oil sands extraction and remediation technologies, announced today it and its former officer and director, Alex Blyumkin, have reached a settlement with the U.S. Securities and Exchange Commission (the "SEC") to fully resolve an investigation into certain violations by the Company and Mr. Blyumkin. Under terms of the settlement, the Company and Mr. Blyumkin neither admit nor deny the SEC's findings outlined in the SEC order dated June 13, 2022 (the "Order") instituting cease-and-desist proceedings pursuant to Section 8A of the U.S. Securities Act of 1933, as amended, and Section 21C of the U.S. Securities Exchange Act of 1934, as amended.

Pursuant to the terms of the settlement, the Company has undertaken to: (i) within 90 days, remediate and correct (A) any material weaknesses in its disclosure controls and procedures and its internal control over financial reporting, including those identified in its Form 10-K filed with the SEC for Petroteq's fiscal year 2021 and those identified in writing by its independent auditor, and (B) any material misstatements and omissions in Petroteq's prior Forms 10-K and 10-Q filings with the SEC, including those outlined in the Order; and (ii) retain an independent consultant ("Independent Consultant") to conduct a comprehensive review of the items identified in (i) above. In addition, within 120 days, the Independent Consultant shall deliver a written report to the Company and the SEC. The Company has also been ordered to pay a civil penalty of US$1,000,000 to the SEC in four equal instalments over a 12-month period.

Pursuant to the terms of the settlement, Mr. Blyumkin has been ordered to pay a civil penalty of US$450,000 to the SEC in four equal instalments over a 12-month period.

"We are pleased to put this investigation behind us, and fully intend to comply with its terms as expeditiously as possible," said Vladimir Podlipskiy, Petroteq's Interim Chief Executive Officer. "We are confident that we will continue to have sufficient financial resources to pay Petroteq's civil penalty instalments on a timely basis. Petroteq remains committed to doing the right thing on behalf of our employees, investors and customers and we are pleased to have reached a resolution to this matter. We look forward to developing our technology and securing our energy future."

A full copy of the Order can be viewed at https://www.sec.gov/litigation/admin/2022/34-95089.pdf.

About Petroteq Energy Inc.

Petroteq is a clean technology company focused on the development, implementation and licensing of a patented, environmentally safe and sustainable technology for the extraction and reclamation of heavy oil and bitumen from oil sands and mineable oil deposits. The versatile technology can be applied to both water-wet deposits and oil-wet deposits - outputting high-quality oil and clean sand.

Petroteq believes that its technology can produce a relatively sweet heavy crude oil from deposits of oil sands at Asphalt Ridge without requiring the use of water, and therefore without generating wastewater which would otherwise require the use of other treatment or disposal facilities which could be harmful to the environment. Petroteq's process is intended to be a more environmentally friendly extraction technology that leaves clean residual sand that can be sold or returned to the environment, without the use of tailings ponds or further remediation. For more information, visit www.petroteq.energy.

Viston Offer

Petroteq Shareholders are reminded that 2869889 Ontario Inc., a wholly-owned subsidiary of Viston United Swiss AG, has tendered an offer to purchase all of the issued and outstanding common shares (the "Common Shares") of Petroteq (the "Viston Offer")

How to Tender Common Shares to the Viston Offer

Petroteq Shareholders who hold Common Shares through a broker or intermediary should promptly contact them directly and provide their instructions to tender to the Viston Offer, including any U.S. dollar currency election. Registered shareholders that hold Common Shares in their own name need to complete a Letter of Transmittal and send, along with share certificates or DRS statements to the Depositary at the address listed on the Letter of Transmittal.

For assistance or to ask any questions, Shareholders should visit www.petroteqoffer.com or contact Kingsdale Advisors, the Information Agent and Depositary in connection with the Viston Offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

Additional Information

In connection with the Viston Offer, Petroteq has filed with Canadian securities regulators a Directors' Circular dated November 6, 2021 (the "Directors' Circular") and a Supplement to the Director's Circular dated December 29, 2021 (the "Supplement"). Petroteq has also filed with the United States Securities and Exchange Commission (the "SEC"): the Board's Solicitation/ Recommendation Statement on Schedule 14D-9 dated November 6, 2021 (the "Schedule 14D-9") which includes the Directors' Circular as an exhibit; an amendment to the Schedule 14D-9 dated January 4, 2022 (the "Schedule 14D-9/A") which includes the Supplement as an exhibit; and additional amendments to the Schedule 14D-9 dated January 26, 2022, February 10, 2022, February 28, 2022, April 28, 2022 and June 10, 2022, to include certain news releases issued by Petroteq as exhibits thereto. Any additional amendments to the Schedule 14D-9 filed by Petroteq that is required to be mailed to shareholders, will be mailed to shareholders of Petroteq. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH CANADIAN SECURITIES REGULATORS OR THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Supplement, the Directors' Circular, the Schedule 14D-9/A, the Schedule 14D-9, and any amendments or supplements thereto, and other documents filed by Petroteq with Canadian securities regulators and the SEC related to the Viston Offer, for no charge: on SEDAR under Petroteq's profile at www.sedar.com; on EDGAR at www.sec.gov; or www.petroteq.com. Any questions and requests for assistance may be directed to Petroteq's Information Agent, Shorecrest Group Ltd. (North American Toll-Free Phone: 1-888-637-5789; e-mail: contact@shorecrestgroup.com; outside North America, banks and brokers call collect: 647-931-7454).

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

Certain statements contained in this press release contain forward-looking statements within the meaning of the U.S. and Canadian securities laws. Words such as "may," "would," "could," "should," "potential," "will," "seek," "intend," "plan," "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company, including: the completion and timing of the undertakings required by the Company; and the Company being confident that it will have sufficient financial resources to pay the Company's civil penalty instalments on a timely basis; are intended to identify forward-looking information. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, based on information available to the Company, and are subject to certain risks, uncertainties and assumptions. Material factors or assumptions were applied in providing forward-looking information. While forward-looking statements are based on data, assumptions and analyses that the Company believes are reasonable under the circumstances, whether actual results, performance or developments will meet the Company's expectations and predictions depends on a number of risks and uncertainties that could cause the actual results, performance and financial condition of the Company to differ materially from its expectations. Certain of the "risk factors" that could cause actual results to differ materially from the Company's forward-looking statements in this press release include, without limitation: the risk that SITLA will not approve the assignment of the Asphalt Ridge NW Leases to TMC Capital; the risk that it will not be commercially viable to extract oil from the Company's identified reserves; that full scale commercial production may engender public opposition; changes in laws or regulations; the ability to implement business strategies or to pursue business opportunities, whether for economic or other reasons; status of the world oil markets, oil prices and price volatility; oil pricing; litigation; the nature of oil and gas production and oil sands mining, extraction and production; uncertainties in exploration and drilling for oil, gas and other hydrocarbon-bearing substances; unanticipated costs and expenses; loss of life and environmental damage; risks associated with compliance with environmental protection laws and regulations; and directors; risks related to COVID-19 including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; and other general economic, market and business conditions and factors, including the risk factors discussed or referred to in the Company's disclosure documents, filed with United States Securities and Exchange Commission and available at www.sec.gov (including, without limitation, its most recent annual report on Form 10-K under the Securities Exchange Act of 1934, as amended), and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com.

Should any factor affect the Company in an unexpected manner, or should assumptions underlying the forward- looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

CONTACT INFORMATION

Petroteq Energy Inc.

Vladimir Podlipskiy

Interim Chief Executive Officer

Tel: (800) 979-1897